Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-148273, 333-125195, 333-42628, 333-82602, 333-102774, 333-76919, 333-151782, 333-160689, 333-160699) and Registration Statement on Form S-3 (No. 333-155567) of Capital Bank Corporation, of our report dated June 23, 2011 relating to the statement of assets acquired and liabilities assumed by NAFH National Bank (subsidiary of North American Financial Holdings, Inc.) of Metro Bank of Dade County, which appears in the Current Report on Form 8-K of Capital Bank Corporation, dated September 16, 2011.

/s/ PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida

September 16, 2011